Exhibit 99.1

Contacts:               Edmund E. Kroll
Senior Vice President, Finance and Investor Relations
(212) 759-0382
ekroll@centene.com

Sandy McBride
Senior Director, Corporate Communications
(314) 725-4477
smcbride@centene.com

FOR IMMEDIATE RELEASE

CENTENE CORPORATION CLOSES ACQUISITION OF
CELTIC INSURANCE COMPANY

ST. LOUIS, MISSOURI (July 2, 2008) –Centene Corporation (NYSE: CNC) today announced that it has closed the acquisition of Celtic Group, Inc., the parent company of Celtic Insurance Company (“Celtic”), effective July 1, 2008.  Concurrent with regulatory approval of the transaction, Centene received regulatory approval from the Illinois Division of Insurance to realize an extraordinary dividend.

Celtic is a national individual health insurance provider that provides high-quality, affordable health insurance to individual customers and their families.  This acquisition uniquely positions Centene as a national leader in providing government-sponsored and market-driven solutions to increase access to high-quality, affordable healthcare for all Americans.

Michael F. Neidorff, Chairman and Chief Executive Officer of Centene, stated, "We are very pleased to close on this transaction because Celtic will play an important role in advancing our goal of building a multi-line healthcare enterprise. Celtic positions us to offer a broad range of coverage solutions customized to the unique needs of each state.  This acquisition is consistent with our product diversification strategy to add complementary capabilities that allow us to meet the evolving needs of our state customers.”

The transaction is expected to be immaterial to earnings per share in 2008.

About Centene Corporation

Centene Corporation is a leading multi-line healthcare enterprise that provides programs and related services to individuals receiving benefits under Medicaid, including the State Children's Health Insurance Program (SCHIP), Supplemental Security Income (SSI) and Medicare (Special Needs Plans). The Company operates health plans in Arizona, Georgia, Indiana, New Jersey, Ohio, South Carolina, Texas and Wisconsin. In addition, the Company contracts with other healthcare and commercial organizations to provide specialty services including behavioral health, life and health management, long-term care, managed vision, nurse triage, pharmacy benefits management and treatment compliance. Information regarding Centene is available via the Internet at www.centene.com.

The information provided in this press release contains forward-looking statements that relate to future events and future financial performance of Centene. Subsequent events and developments may cause the Company's estimates to change. The Company disclaims any obligation to update this forward-looking financial information in the future. Readers are cautioned that matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, regulatory, competitive and other factors that may cause Centene's or its industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Actual results may differ from projections or estimates due to a variety of important factors, including Centene's ability to accurately predict and effectively manage health benefits and other operating expenses, competition, changes in healthcare practices, changes in federal or state laws or regulations, inflation, provider contract changes, new technologies, reduction in provider payments by governmental payors, major epidemics, disasters and numerous other factors affecting the delivery and cost of healthcare. The expiration, cancellation or suspension of Centene's Medicaid Managed Care contracts by state governments would also negatively affect Centene.

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